                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No.           333-4911-01
                                        ----------------------------------------

                       IMC HOME EQUITY LOAN TRUST 1996-3
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


c/o THE CHASE MANHATTAN BANK, STRUCTURED FINANCE SERVICES,
    450 WEST 33RD STREET,
    NY, NY 10001-2697
--------------------------------------------------------------------------------
         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

HOME EQUITY LOAN PASS-THROUGH CERTIFICATES, SERIES 1996-3, CLASS A-1, CLASS
A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-6 AND CLASS A-7
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

NONE
--------------------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               /X/
     Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or
notice date:        71
             --------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934, __________________________________ has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:    2/21/97                      By:  THOMAS G. MIDDLETON
        -----------------                 -------------------------------
                                      Name: Thomas G. Middleton
                                      Title: President and Chief Operating
                                             Officer